Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                       For the Three Months March 31, 1999
                             (Dollars In Thousands)

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



EARNINGS:
  Income from Continuing Operations before
    income taxes                                                       $ 14,699
     Add (Deduct):
         Minority Share of Losses                                        (5,938)
         Earnings on Equity Method                                        6,542
         Distributions from Minority Subsidiaries                         6,100
         Amortization of Capitalized Interest                               395
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                        1,342
                                                                       --------
                                                                         23,140
     Add fixed charges:
         Consolidated interest expense                                   36,774
         Interest Portion (1/3) of Consolidated Rent Expense              5,099
                                                                       --------
                                                                       $ 65,013
  FIXED CHARGES:                                                       ========

  Consolidated interest expense                                        $ 36,774
  Interest Portion (1/3) of Consolidated Rent Expense                     5,099
                                                                       --------
                                                                       $ 41,873
                                                                       ========

RATIO OF EARNINGS TO FIXED CHARGES                                         1.55
                                                                       ========

  Tax-Effected Redeemable Preferred Dividends                          $     78
  Fixed Charges                                                          41,873
                                                                       --------
         Fixed Charges and Redeemable Preferred Dividends              $ 41,951
                                                                       ========
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                       1.55
                                                                       ========

  Tax-Effected Preferred Dividends                                     $  1,483
  Fixed Charges                                                          41,873
                                                                       --------
         Fixed Charges and Preferred Dividends                         $ 43,356
                                                                       ========
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                  1.50
                                                                       ========
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